UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2023

Alignment Healthcare, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40295	46-5596242
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 W Town and Country Rd. Suite 1600
Orange, California		92868
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 844 310-2247

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Medical Officer Transition

On August 9, 2023, Alignment Healthcare, Inc. (the "Company") and Dr. Dinesh Kumar reached a mutual agreement of employment separation, pursuant to which Dr. Kumar will no longer serve as the Company’s Chief Medical and Operating Officer, effective as of October 1, 2023 (the “Effective Date”). In order to ensure a smooth transition of duties to a successor, Dr. Donald Furman, the Company’s Chief Clinical Officer, will assume greater oversight over the Company’s broader clinical organization.

In connection with the mutual agreement regarding the separation of Dr. Kumar, the Company and Dr. Kumar entered into a separation agreement (the “Separation Agreement”) to be effective as of the Effective Date. Pursuant to the Separation Agreement, in consideration of his grant of a general release of claims in favor of the Company and its affiliates, Dr. Kumar shall be entitled to the following payments and benefits: (i) a severance amount equal to 12 months of Dr. Kumar’s base salary and target bonus, which amount will be paid by the acceleration of vesting of a number of outstanding restricted shares and/or restricted stock units (“RSUs”) based on the closing price of the Company’s common stock on the Effective Date; (ii) the acceleration of 65,039 additional RSUs; (iii) to the extent payable to other similar executives at the applicable times, payment of the remaining 20% portion of the bonus for the 2022 calendar year performance period and payment of a pro-rated bonus for the 2023 calendar year performance period; and (iv) if Dr. Kumar elects COBRA benefits, the Company will pay Dr. Kumar’s share of the premium for such COBRA benefits for a 12-month period. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Dr. Furman is one of the co-founders of the Company and a co-architect of the Company's AVA and Care Anywhere platforms. He has served the Company continuously since 2013, initially as Chief Clinical Officer from 2013 to 2022. In 2022, he became a special clinical advisor to the Company where he supported business development, and in 2023, he was again appointed Chief Clinical Officer and resumed oversight of Alignment's clinical model. Prior his employment with the Company, Dr. Furman served as senior director of healthcare services in the health and life sciences division of Oliver Wyman from 2012 to 2013, and as an independent consultant to hospital systems, health plans and medical groups from 2010 to 2012. In 1993, he was one of the founders of CareMore Medical Group, CareMore IPA and CareMore Medical Enterprises, where he served in a variety of senior executive roles, including chief medical officer, chief medical adviser, and vice chairman of the board. Prior to CareMore, Dr. Furman practiced internal medicine and gastroenterology from 1981 to 1997. Dr. Furman received a Bachelor of Science degree from The American University in Washington, D.C., and an M.D. from Wayne State University in Detroit. He trained in internal medicine and gastroenterology at Yale University in New Haven and is board-certified in both specialties. He also received an MBA from the University of California, Irvine.

In connection with Dr. Furman’s increased role, the Board of Directors of the Company has approved adjusted compensation for Dr. Furman as follows: (i) an annual base salary of $500,000; and (ii) a target annual incentive bonus opportunity equal to 85% of his annual base salary. Dr. Furman will also be eligible to receive additional annual long-term incentive awards under the Company's 2021 Equity Incentive Plan. There are no family relationships between Dr. Furman and any other director or executive officer of the Company. Dr. Furman has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement and General Release dated August 9, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Alignment Healthcare, Inc.

Date:	August 15, 2023	By:	/s/ Christopher Joyce
Christopher Joyce Chief Legal & Administrative Officer